Exhibit 7(e)

Form of Amendment No. 2 to Fund Participation Agreement

This Amendment No. 2 (the “Amendment”), effective the latter date of execution by all parties hereto (the ‘’Effective Date”), amends the Participation Agreement effective October 30, 2009 by and among Prudential Retirement Insurance and Annuity Company (the ‘’Company”), Prudential Investment Portfolios, Inc. and Prudential Investment Portfolios 3 (“PIP” and “PIP 3” respectively or collectively the “Funds”), Prudential Investment Management Services LLC (the “Underwriter”) and PGIM Investments LLC (the “Adviser”), formerly known as Prudential Investments LLC.

WITNESSETH:

WHEREAS, the Company, the Funds, the Underwriter and the Adviser (the ‘’Parties’’) have entered in to the Agreement under which shares in the Series of the Fund(s) listed in Schedule B to the Agreement may be purchased by the Company on behalf of its separate accounts (“Accounts”) to fund certain variable annuity contracts supported partially or wholly by the Accounts (the “Contracts”) that are listed in Schedule A to the Agreement;

WHEREAS, the Parties desire to amend Schedule B of the Agreement to update the Fund list in Schedule B of the Agreement to add the Prudential 60/40 Allocation Fund, a Series of Prudential Investment Portfolios 5;

WHEREAS, Prudential Investment Portfolios 5 desires to evidence its acceptance of the Agreement on behalf of its Series, the Prudential 60/40 Allocation Fund;

WHEREAS, the Parties desire to amend the Agreement to whereby the reference to “Fund” shall mean to refer to each of PIP, Prudential Investment Portfolios 3, and Prudential Investment Portfolios 5;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Definitions. All terms used and not defined herein shall have the respective meanings assigned to them in the Agreement.

2. Effect of this Amendment. The Agreement, as modified and amended by this Amendment, is in all respects ratified and confirmed. The Agreement and this Amendment shall be read, taken, and construed as one and the same instrument. Upon the execution of this Amendment, the Agreement shall be modified and amended in accordance herewith. In the event of a conflict between this Amendment and the Agreement, this Amendment shall control.

3. Definition of “Fund.” The introductory paragraph of the Agreement preceding the first “Whereas” clause is deleted and replaced with the following:

THIS AGREEMENT, made and entered as of the        day of                         , 2017, as it may be amended from time to time, by and among PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY (the “Company”), a stock life insurance company organized under the laws of the State of Connecticut, on its own behalf and on behalf of its separate accounts (the “Accounts”); PRUDENTIAL INVESTMENT PORTFOLIOS, INC. (“PIP”), an open-end management investment company organized under the laws of Maryland; PRUDENTIAL INVESTMENT PORTFOLIOS 3 (“PIP 3”) , an open-end management investment company organized under the laws of Delaware; PRUDENTIAL INVESTMENT PORTFOLIOS 5 (“PIP 5”) , an open-end management investment company organized under the laws of

Delaware (PIP, with PIP 3 and PIP 5, collectively referred to as the “Funds” and individually as the “Fund”); PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (the “Underwriter”), a Delaware limited liability company and PGIM INVESTMENTS LLC (the “Adviser”), a New York limited liability company formerly known as Prudential Investments LLC.

4.	Fund Representations. Section 2.6 of the Agreement is deleted and replaced with the following:

2.6. The Fund represents and warrants that it is lawfully organized and validly existing under the laws of the respective state of its organization and that it does and will comply in all material respects with the 1940 Act.

5.	Notices. Article VIII, Notices, is amended to:

(a) delete the text under “If to the Fund “ and replace it with the following:

If to the Fund, as applicable:

Prudential Investment Portfolios, Inc. on behalf of Prudential Balanced Fund

Prudential Tower

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Attention: Secretary

Prudential Investment Portfolios 3 on behalf of Prudential Real Assets Fund

Prudential Tower

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Attention: Secretary

Prudential Investment Portfolios 5 on behalf of Prudential 60/40 Allocation Fund

Prudential Tower

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Attention: Secretary

(b) delete the text under “If to the Underwriter “ and replace it with the following:

Prudential Investment Management Services LLC

Prudential Tower

655 Broad Street, 19th Floor

Newark, New Jersey 07102

Attention: Peter Boland

(c) delete the text under “If to the Adviser” and replace it with the following:

PGIM Investments LLC

Prudential Tower

655 Broad Street, 17thFloor

Newark, New Jersey 07102

Attention: Chief Legal Officer

6.	Schedule B. Schedule B to the Agreement is hereby deleted in its entirety and replaced with a new Schedule B which is attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

Prudential Retirement Insurance and Annuity Company
By:

Print Name:

Title:

Prudential Investment Portfolios, Inc.	PGIM Investments LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

Prudential Investment Management Services LLC	Prudential Investment Portfolios 5

By:	By:

Print Name:	Print Name:

Title:	Title:

Prudential Investment Portfolios 3

By:

Print Name:

Title:

SCHEDULE B

Prudential Balanced Fund (formerly named the “Prudential Asset Allocation Fund” and prior thereto, formerly named the “Dryden Asset Allocation Fund”), a Series of Prudential Investment Portfolios, Inc.

Prudential Real Assets Fund, a Series of Prudential Investment Portfolios 3

Prudential 60/40 Allocation Fund, a Series of Prudential Investment Portfolios 5